EXHIBIT 99.2
[Logo of NTL Incorporated]
For immediate release
January 7 2000

              NTL responds to Competition Commission Issues Paper

NEW YORK, NEW YORK (January 7, 2000) - NTL Incorporated  (NASDAQ:  NTLI; EASDAQ:
NTLI). The Competition Commission has today published its 'issues letter' with regard to the ongoing inquiry into the proposed acquisition by NTL of the UK cable business of Cable & Wireless Communications (CWC).

This letter is a normal part of the investigation process, which essentially lists all the issues raised about the proposed transaction.

The statement from the Competition Commission makes it clear that no conclusions have yet been reached about any of the issues raised.

Barclay Knapp, Chief Executive of NTL said "The issues letter does not contain any new or unexpected topics and we are confident that we have good answers to all the points that have been raised.

"The Office of Fair Trading (OFT) recommended approval of the merger. The Independent Television Commission concluded that the deal did not raise competition issues and we understand that Oftel presented a similar argument. The Consumers' Association also shares this view.

"We look forward to meeting with the Competition Commission in due course and continue to believe that the proposed merger is pro-competitive in all of its aspects."


                                    - ENDS -

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January 7 2000
NTL responds to Competition Commission Issues Paper
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For more information please contact:

In the US:
John F. Gregg, Senior Vice President-Chief Financial Officer; Bret Richter, Director-Corporate Development; or Richard J. Lubasch, Executive Vice President-General Counsel at (212) 906-8440; or e-mail: investor-relations@ntli.com

In the UK:
Alison Smith, tel: 01256 752662 or 07788 186154 or
Edward Bickham, Hill and Knowlton, 0171 413 3050

About NTL

     ntl uses world-leading technology to deliver telephone, tv, internet and interactive services to UK homes and businesses. 22 million homes watch ITV, C4 and C5 thanks to ntl's transmission network: 5.6 million of those homes are within its "speed of light" fibre-optic broadband network. ntl helped pioneer digital tv and is involved in digital terrestrial, cable and satellite and launched the UK's first interactive service in March 1999. ntl's national network carries such names as Virgin, Orange and AT&T. with businesses in France, Australia and Ireland, ntl's headquarters is in Hook, Hampshire, UK. It has over 10,000 associates and is listed on NASDAQ. In January 1999, NTL announced that Microsoft Corporation was investing $500 million in NTL, equating to an approximately 3% stake in the company in July 1999, ntl announced its intention to acquire the consumer operations of Cable and Wireless Communications.